Exhibit 10.3

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 16th day of February, 2004, by and between COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation (“CNLR”), and CRAIG MACNAB (“Executive”).

Preliminary Statement

     WHEREAS, CNLR desires to employ Executive, and Executive desires to be employed by CNLR; and

     WHEREAS, CNLR and Executive desire to enter into this Agreement which sets forth the terms and conditions of Executive’s employment by CNLR.

     NOW, THEREFORE, in consideration of the mutual covenants set forth below, the Company and Executive agree as follows:

     1. Employment. CNLR hereby employs the Executive, and Executive agrees to serve CNLR, for the period and upon terms and conditions set forth below. Except as otherwise provided in this Agreement, Executive’s employment shall be subject to the employment policies and practices of CNLR in effect from time to time during the term of Executive’s employment.

     2. Term of Agreement. The term of Executive’s employment pursuant to this Agreement shall commence on February 16, 2004 (the “Effective Date”), and shall continue in effect for a period of three (3) years to and including February 16, 2007, unless terminated earlier in accordance with Section 5 below. Thereafter, this Agreement may be renewed (a) by CNLR for up to a maximum of three additional one-year terms, upon written notice by CNLR to Executive no later than ninety days prior to the termination date of the initial or any renewal term, and (b) thereafter upon the mutual agreement of CNLR and Executive, unless terminated sooner in accordance with Section 5 below. (The natural termination date of the initial term or any renewal term of this Agreement shall be referred to as the “Termination Date.”)

     3. Position and Duties. Executive shall serve as the Chief Executive Officer of CNLR and shall have such duties, authority and responsibilities as are normally associated with and appropriate for such position, and shall perform such other services for CNLR consistent with such position as may be reasonably assigned to him by the Chairman of the Board of Directors of CNLR. Executive shall devote substantially all of his working time and efforts to the business and affairs of CNLR, except that Executive may engage in personal or charitable activities which do not interfere with Executive’s employment duties. Executive shall comply with the policies, standards, and regulations established from time to time by CNLR.

     4. Compensation and Related Matters

          4.1 Base Salary. During the term of this Agreement, CNLR shall pay to Executive a base salary at an annual rate as specified in Attachment “A” to this Agreement (“Base Salary”). If CNLR exercises its option to renew the term of Executive’s employment pursuant to Section 2 above, Executive’s Base Salary in effect for the year prior to such renewal term shall be automatically increased by the highest percentage increase in base salary for CNLR’s Chief Operating Officer, Chief Financial Officer, or General Counsel for the year immediately prior to said renewal term. The Base Salary shall be paid in equal installments in accordance with CNLR’s usual and customary payroll practices, but not less frequently than monthly.

          4.2 Bonus and Deferred Compensation. Executive may be entitled to an annual bonus and shall be entitled to deferred compensation as set forth in Attachment “A”.

          4.3 Benefit Plans and Arrangements. Executive shall be entitled, to the extent Executive is eligible, to participate in and to receive benefits under all existing and future employee benefit plans, perquisites and fringe benefit programs of CNLR that are provided generally to other similarly situated senior executives of CNLR, on terms similar to those provided to such other executives of CNLR, including, but not limited to, any retirement, health benefits, and life insurance plans. Executive shall also be entitled to the fringe benefits set forth on Attachment “B” to this Agreement.

          4.4 Expenses. CNLR shall reimburse Executive for all reasonable and customary expenses incurred by Executive in performing services for CNLR, including, but not limited to, all reasonable and customary expenses of travel while away from home on business or at the request of and in the service of CNLR, provided that such expenses are incurred and accounted for by Executive in accordance with the policies and procedures established from time to time by CNLR.

          4.5 Paid Time Off. Executive shall be entitled to no fewer than twenty (20) days of paid time off (PTO) per year.

          4.6 Relocation Reimbursement. CNLR shall reimburse Executive, or pay on his behalf, the following: (a) the reasonable cost and expenses of moving Executive’s household goods from his current residence to the Orlando, Florida metropolitan area (the “Orlando Area”); (b) Executive’s reasonable temporary living expenses in the Orlando Area in connection with his relocation; (c) Executive’s reasonable expenses incurred in commuting between Orlando and Atlanta, Georgia on weekends for up to six (6) months from the Effective Date; (d) the reasonable expenses incurred by Executive’s family traveling between Atlanta and Orlando to locate a permanent residence and schools; and (e) the closing costs (including any real estate broker’s commissions) incurred by Executive in connection with the sale of his current primary residence in Atlanta, and the closing costs (excluding any real estate broker’s commission) incurred by Executive in connection with his purchase of a new primary residence in the Orlando Area. Reimbursement or payment of the expenses provided for in this Section 4.6 shall be made by CNLR upon presentation of appropriate receipts, invoices, closing statements, or other documentation as reasonably requested by CNLR.

          4.7 Board of Directors. Upon Executive’s commencement of employment with CNLR, CNLR shall cause Executive to be elected to its Board of Directors.

     5. Termination. The term of Executive’s employment pursuant to this Agreement may be terminated under the following circumstances:

          5.1 Death. The term of Executive’s employment shall terminate upon his death.

          5.2 Disability. CNLR may terminate the term of Executive’s employment as a result of Executive’s Disability. For purposes of this Agreement, “Disability” is defined as the inability, by reason of illness or other physical or mental incapacity or limitation, of Executive substantially to perform the duties of his employment with the Company, as determined in good faith by the Board of Directors of CNLR, which inability continues for at least one hundred twenty (120) consecutive days, or for shorter periods aggregating one hundred twenty (120) days during any consecutive twelve (12) month period.

          5.3 By CNLR for Cause. CNLR may terminate the term of Executive’s employment for “Cause” upon written notice to Executive. For purposes of this Agreement, CNLR shall have “Cause” to terminate Executive’s employment upon any of the following events:

               (a) Executive’s continued failure to perform, or his habitual neglect of, his duties and obligations hereunder;

               (b) Executive’s conviction of, or plea of guilty or nolo contendre to, an indictment or information, or an indictment or information is filed against Executive and is not discharged or otherwise resolved within twelve (12) months thereafter, and said indictment or information charged Executive with a felony, any crime involving moral turpitude, or any crime which is likely to result in material injury to CNLR;

               (c) Executive’s breach of a fiduciary duty relating to the Executive’s employment with CNLR, including but not limited to an act of fraud, theft or dishonesty; or

               (d) Executive’s material breach of this Agreement.

               Notwithstanding the foregoing, CNLR shall not be deemed to have Cause to terminate the term of Executive’s employment under subsections (a) or (d) unless CNLR has provided written notice to the Executive setting forth in reasonable detail the reasons for CNLR’s intention to terminate for Cause, and Executive has failed within thirty (30) days thereafter to cure the event or deficiency set forth in the written notice.

          5.4 By CNLR Without Cause. CNLR may terminate the term of Executive’s employment other than for Cause, death or Disability at any time upon sixty (60) days prior written notice to Executive.

          5.5 By Executive for Good Reason. Executive may terminate the term of his employment for “Good Reason” upon written notice to CNLR. For purposes of this Agreement, “Good Reason” shall include the following events unless otherwise consented to by Executive:

               (a) The assignment to Executive of any duties materially inconsistent with Executive’s position, duties, responsibilities and status within CNLR;

               (b) A material reduction in Executive’s reporting responsibilities not pertaining to job performance issues;

               (c) A “Change in Control” (as defined in Section 2.4 of CNLR’s 2000 Performance Incentive Plan);

               (d) A requirement by CNLR that Executive’s work location be moved more than fifty (50) miles from CNLR’s principal place of business in Orlando, Florida;

               (e) CNLR’s material breach of this Agreement; or

               (f) CNLR’s failure to obtain an agreement from any successor to the business of CNLR by which the successor assumes and agrees to perform this Agreement.

               Notwithstanding the foregoing, Executive shall not be deemed to have Good Reason to terminate the term of his employment under subsections (a), (b), (d), or (e) unless Executive has provided written notice to CNLR setting forth in reasonable detail the reasons for Executive’s intention to terminate his employment for Good Reason, and CNLR has failed within thirty (30) days thereafter to cure the event or deficiency set forth in the written notice.

          5.6 By Executive Without Good Reason. Executive may terminate the term of Executive’s employment other than for Good Reason at any time upon sixty (60) days prior written notice to CNLR

     6. Compensation in the Event of Termination. Upon the termination of this Agreement, CNLR shall pay Executive compensation as set forth below:

          6.1 By CNLR Without Cause; By Executive for Good Reason. In the event that Executive’s employment is terminated by CNLR without Cause, or by the Executive for Good Reason, CNLR shall pay the Executive a cash payment equal to (i) two times Executive’s Base Salary in effect on the date of termination if such termination is on or before June 30, 2005, or (ii) one times Executive’s Base Salary in effect on the date of termination if such termination is after June 30, 2005 (the “Severance Payment”). The Severance Payment shall be made payable in equal installments over a twelve (12) month period in accordance with CNLR’s usual and customary payroll practices, commencing on the first payday following Executive’s termination. Within thirty (30) days of the date of termination of Executive’s employment, CNLR shall also pay Executive a lump sum equal to the sum of: (a) any accrued but unpaid Base Salary, performance bonus for the prior year, and vacation due Executive as of the date of termination of employment; (b) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by CNLR, as of the date of termination; and (c) a pro-rated performance bonus for the year or partial year in which Executive’s employment hereunder is terminated, determined in accordance with paragraph 2 of Attachment “A”. In the event that any payment to Executive pursuant to this Section 6.1 shall be deemed to be an “excess parachute payment” under Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) and subject to the excise tax under Section 4999(a) of the Code (the “Parachute Tax”), then the amount of such payment to Executive shall be increased by an additional amount equal to the amount, after deducting the Parachute Tax and any income tax due on such additional amount, as may be required to enable Executive to pay the Parachute Tax due on any payment under this Section 6.1 and any income tax due on such additional amount.

          6.2 By CNLR for Cause; By Executive Without Good Reason. In the event that CNLR terminates Executive’s employment for Cause, or Executive terminates his employment without Good Reason, all compensation or benefits to which Executive may otherwise be entitled to shall cease on the date of termination, except for (a) any accrued but unpaid Base Salary due Executive as of the date of termination of employment; and (b) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by CNLR, as of the date of termination.

          6.3 Death or Disability. In the event that CNLR terminates Executive’s employment due to his death or Disability, the Company shall pay the Executive or his estate (a) lump sum equal to one (1) times Executive’s Base Salary in effect at the date of termination, payable within thirty (30) days of Executive’s termination; (b) any accrued but unpaid Base Salary, performance bonus for the prior year, and vacation due Executive as of the date of termination of employment; (c) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by CNLR, as of the date of termination; and (d) a pro-rated performance bonus for the year or partial year in which Executive’s employment hereunder is terminated, determined in accordance with paragraph 2 of Attachment “A”.. This payment shall be in addition to, rather than in lieu of, the entitlement of Executive or his estate to any other insurance or benefit proceeds as a result of his death or Disability.

          6.4 Natural Termination. In the event that Executive’s employment by CNLR pursuant to this Agreement naturally terminates on a Termination Date, the Company shall pay the Executive (a) any accrued but unpaid Base Salary and performance bonus for the prior year due Executive as of the Termination Date, (b) reimbursements for appropriately submitted expenses which have been incurred, but have not been paid by CNLR, as of the Termination Date; and (c) a pro-rated performance bonus for the year or partial year in which Executive’s employment hereunder is terminated, determined in accordance with paragraph 2 of Attachment “A”. Provided, however, that at the election of CNLR in its sole and absolute discretion and upon written notice to the Executive on or prior to the Termination Date, CNLR may, in addition to the amounts set forth in subsections (a), (b) and (c) above, pay the Executive an optional cash payment equal to one (1) times the Executive’s Base Salary which is in effect on the Termination Date, which cash payment shall be made payable over a twelve (12) month period in equal installments in accordance with CNLR’s usual and customary payroll practices, commencing on the first payday following the Termination Date (the “Optional Severance Payment”).

     7. Non-Competition; Non-Solicitation; and Confidentiality.

          7.1 Disclosure of Confidential Information. Executive acknowledges that CNLR will provide Executive with confidential and proprietary information regarding the business in which CNLR or any of its current or future subsidiaries or affiliates (collectively, other than CNLR, the “CNLR Affiliates”) are involved, and CNLR and the CNLR Affiliates will provide Executive with trade secrets, as defined in Section 688.002(4) of the Florida Statutes, of CNLR and the CNLR Affiliates (hereinafter all such confidential information and trade secrets referred to as the “Confidential Information”). For purposes of this Agreement, “Confidential Information” includes, but is not limited to:

               (a) Information related to the business of CNLR and the CNLR Affiliates, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business and strategic plans, financial statements and projections, accounting and tax positions and procedures, and other business and financial information of CNLR and the CNLR Affiliates;

               (b) Information regarding the customers of CNLR and the CNLR Affiliates which Executive acquired as a result of his employment with CNLR, including but not limited to, customer contracts, customer lists, work performed for customers, customer contacts, customer requirements and needs, data used by CNLR and the CNLR Affiliates to formulate customer proposals, customer financial information and other information regarding the customer’s business;

               (c) Information regarding the vendors of CNLR and the CNLR Affiliates which Executive acquired as a result of his employment with CNLR, including but not limited to, product and service information and other information regarding the business activities of such vendors;

               (d) Training materials developed by and utilized by CNLR and the CNLR Affiliates;

               (e) Any other information which Executive acquired as a result of his employment with CNLR and which Executive has a reasonable basis to believe CNLR or the CNLR Affiliates, as the case may be, would not want disclosed to a business competitor or to the general public; and

               (f) Information which:

                    (i) is proprietary to, about or created by CNLR or the CNLR Affiliates;

                    (ii) gives CNLR or any of the CNLR Affiliates some competitive advantage, the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of CNLR or the CNLR Affiliates;

                    (iii) is not typically disclosed to non-executives by CNLR or otherwise is treated as confidential by CNLR or the CNLR Affiliates; or

                    (iv) is designated as Confidential Information by CNLR or from all the relevant circumstances should reasonably be assumed by Executive to be confidential to CNLR or any CNLR Affiliates.

                    Notwithstanding the foregoing, “Confidential Information” does not include information that (i) was known to Executive prior to disclosure by the Company; (ii) was generally known or available to the public at the time the Company disclosed the information to Executive; (iii) became generally known or available to the public after disclosure by the Company through no act or omission of Executive; or (iv) was disclosed to Executive by a third party having a bona fide right both to possess the information and to disclose the information to Executive.

          7.2 Covenant Not to Compete. While employed by CNLR and for a period of one (1) year thereafter, in consideration of the obligations of CNLR hereunder, including without limitation their disclosure of Confidential Information to Executive, Executive shall not, directly or indirectly, for compensation or otherwise, engage in or have any interest in any sole proprietorship, partnership, corporation, company, association, business or any other person or entity (whether as an employee, officer, corporation, business or any creditor, consultant or otherwise) that, directly or indirectly, competes with any of the business enterprises in which CNLR or any CNLR Affiliate is now, or during Executive’s employment becomes engaged in, including, but not limited to, all aspects of commercial real estate development, leasing and financing (collectively, “CNLR’s Business”) in any and all states in which CNLR or any CNLR Affiliate conducts such business while Executive is employed by CNLR or any CNLR Affiliate; provided, however, Executive may continue to hold securities of CNLR or any CNLR Affiliate or acquire, solely as an investment, shares of capital stock or other equity securities of any company which are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of more than five percent (5%) of any class of capital stock of such corporation. Notwithstanding the foregoing, in the event that Executive’s employment by CNLR naturally terminates on the Termination Date and CNLR elects not to pay Executive the Optional Severance Payment pursuant to Section 6.4 above, then the prohibitions contained in this Section 7.2 shall terminate on the Termination Date. Further provided, that the prohibitions of this Section 7.2 shall not apply following termination by CNLR without Cause or termination by the Executive for Good Reason.

          7.3 Nonsolicitation of Clients. While employed by CNLR and for a period of one (1) year thereafter, in consideration of the obligations of CNLR hereunder, including without limitation their disclosure of Confidential Information to Executive, Executive shall not, directly or indirectly, for himself or as principal, agent, independent contractor, consultant, director, officer, member, or employee of any other person, firm, corporation, partnership, company, association, business or other entity, solicit, attempt to contract with, or enter into a contractual or business relationship of any kind pertaining to any aspect of CNLR’s Business, or any other business conducted by CNLR or any CNLR Affiliate, with any person or entity with which CNLR or any CNLR Affiliate had any contractual or business relationship, or engaged in negotiations toward such a contract, in the previous twenty-four (24) months. Further provided, that the prohibitions of this Section 7.3 shall not apply following termination by CNLR without Cause or termination by the Executive for Good Reason.

          7.4 Nonsolicitation of Employees. While employed by CNLR and for a period of one (1) year thereafter, in consideration of the obligations of CNLR hereunder, including without limitation their disclosure of Confidential Information to Executive, Executive shall not directly or indirectly, for himself or as principal, agent, independent contractor, consultant, director, officer, member, or employee of any other person, firm, corporation, partnership, company, association or other entity, either (a) hire, attempt to employ, contact, solicit with respect to hiring or enter into any contractual arrangement with any employee or former employee of CNLR or any CNLR Affiliate, or (b) induce or otherwise advise or encourage any employee of CNLR or any CNLR Affiliate to leave his or her employment unless, in each such case, such employee or former employee has not been employed by CNLR or an CNLR Affiliate for a period in excess of six (6) months at the time of such solicitation, attempt to employ, contact, employment, or inducement. Further provided, that the prohibitions of this Section 7.4 shall not apply following termination by CNLR without Cause or termination by the Executive for Good Reason.

          7.5 Nondisparagement. While employed by CNLR and after Executive’s employment terminates, in consideration of the obligations of CNLR hereunder, including without limitation their disclosure of Confidential Information to Executive, Executive shall not disparage, denigrate or comment negatively upon, either orally or in writing, CNLR, any CNLR Affiliate, or any of their officers or directors, including, but not limited to, James M. Seneff, Jr. and Robert A. Bourne (collectively, the “Benefited Persons”), to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Executive receives such a subpoena or other legal mandate he shall provide CNLR with written notice of same at least five (5) business days prior to the date on which Executive is required to make the disclosure. Unless Executive is terminated for Cause, CNLR shall not disparage, denigrate or comment negatively upon, either orally or in writing, the Executive to any prospective employer or third party after Executive’s employment terminates unless compelled to do so by subpoena or other legal mandate; provided however, if CNLR receives such a subpoena or other legal mandate it shall provide Executive with written notice of same at least five (5) business days prior to the date on which CNLR is required to make the disclosure.

          7.6 Confidentiality. While employed by CNLR and after Executive’s employment terminates, in consideration of the obligations of CNLR hereunder, including without limitation their disclosure of Confidential Information to Executive, Executive shall keep secret and retain in strictest confidence, shall not disclose to any third-party, and shall not use for his benefit or the benefit of others, except in connection with the business affairs of CNLR or any other Benefited Persons, all confidential and proprietary information and trade secrets relating to the business of CNLR or any of the other Benefited Persons, including, without limitation, the Confidential Information, which information is not generally known or otherwise obtainable in the public domain, unless such disclosure is required by a valid subpoena or other legal mandate. In the event Executive receives such a subpoena or legal mandate he shall provide CNLR with written notice of same at least five (5) business days prior to the date on which Executive is required to make the disclosure.

     8. Tangible Items. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of CNLR or any other Benefited Person, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of CNLR or any other Benefited Person, as the case may be, and shall not be removed from their premises, except as required in the course of Executive’s employment by CNLR, without the prior written consent of CNLR. Such items, including any copies or other reproductions thereof, shall be promptly returned by Executive to CNLR on or before the Termination Date or at any earlier time upon the written request of CNLR.

     9. Remedies.

          9.1 Injunctive Relief. CNLR and Executive acknowledge and agree that a breach by Executive of any of the covenants contained in Sections 7 and 8 of this Agreement will cause immediate and irreparable harm and damage to CNLR and/or any other Benefited Person, and that monetary damages will be inadequate to compensate CNLR, and/or any other Benefited Person, as the case may be, for such breach. Accordingly, Executive acknowledges that CNLR and/or any other Benefited Person affected shall, in addition to any other remedies available to them at law or in equity, be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of said covenants by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, without the necessity of proving the inadequacy of legal remedies or irreparable harm. In addition, Executive acknowledges that in the event of his breach of any of the provisions of Sections 7 or 8 of this Agreement, in addition to any other remedies CNLR may have, CNLR may cease making the balance of the payments specified in Section 6.1 or 6.4.

          9.2 Arbitration. Except with regard to Section 9.1, all disputes between the parties or any claims concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:

               (a) Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall appoint its designated arbitrator and so notify the demanding party. Within fifteen (15) days thereafter, the two arbitrators so appointed shall appoint the third arbitrator. If the two appointed arbitrators cannot agree on the third arbitrator, then the AAA shall appoint an independent arbitrator as the third arbitrator. The dispute shall be heard by the arbitrators within ninety (90) days after appointment of the third arbitrator. The decision of any two or all three of the arbitrators shall be binding upon the parties without any right of appeal. The decision of the arbitrators shall be final and binding upon CNLR, its successors and assigns, and upon Executive, his heirs, personal representatives, and legal representatives.

               (b) The arbitration proceedings shall take place in Orlando, Florida, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

               (c) Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators and the arbitration proceeding.

     10. Indemnification. CNLR shall indemnify and hold harmless Executive from any claims, losses or damages (including reasonable attorney’s fees and costs) resulting from any action or inaction on his part while serving as an officer or director of CNLR, or any of its subsidiaries, and shall advance the expenses of defending any claim against Executive related thereto, but only to the extent permitted by CNLR’s certificate of incorporation and by-laws.

     11. Severability. As the provisions of this Agreement are independent of and severable from each other, CNLR and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not effect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.

     12. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g. Federal Express), or the third (3rd) business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

If to Executive:

Craig Macnab
Commercial Net Lease Realty, Inc.
450 South Orange Avenue — 14th Floor
Orlando, Florida 32801

If to CNLR:

Commercial Net Lease Realty, Inc.
450 South Orange Avenue — 14th Floor
Orlando, Florida 32801
Attn: James M. Seneff, Jr.
   Chairman of the Board of Directors

     Either party may change its address for notices in accordance with this Section 11 by providing written notice of such change to the other party.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     14. Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement.

     15. Entire Agreement Amendment. This Agreement, including its incorporated Attachments “A”, “B” and “C”, constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s employment or the other subject matters of this Agreement are superseded in their entirety by this Agreement. This Agreement may not be modified or amended other than by an agreement in writing executed an delivered by both parties hereto.

     16. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed and original, but which together shall be one and the same instrument.

     17. Tax Advice. Executive confirms and represents to CNLR that he has had the opportunity to obtain the advice of legal counsel, financial and tax advisers, and such other professionals as he deems necessary for entering into this Agreement, and he has not relied upon the advice of CNLR or CNLR’s officers, directors, or employees.

     18. Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

[Signatures appear on following page.]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.

“Executive”
/s/Craig Macnab

Witness	Craig Macnab

“CNLR” Commercial Net Lease Realty, Inc.
/s/James M. Seneff, Jr.

Witness	James M. Seneff, Jr. Chairman of the Board of Directors

ATTACHMENTS INTENTIONALLY OMITTED